[***] indicates that text has been omitted which is the subject of a confidential treatment request. This text has been filed separately with the SEC.
Exhibit 10.7
March 14, 2002
Smith & Nephew, Inc.
and
T.J. Smith & Nephew Limited
Dear Sirs:

Re:	-	Amended and Restated License and Development Agreement made as of February 20, 2002 (“License and Development Agreement”)
	-	Distribution in Japan
This letter agreement is to confirm that the Japanese Distribution Agreement (as defined in the License and Development Agreement) is to be terminated and as a result thereof, upon such termination, S&N will be entitled to exercise the rights provided for in the License and Development Agreement in relation to Japan as if the exceptions with respect thereto were not included in the License and Development Agreement, all in accordance with the terms and conditions set out in this letter agreement.
It is agreed that:
1.	Any capitalized terms that are not otherwise defined in this letter agreement shall have the meaning as set out in the License and Development Agreement. In this letter agreement:
(a)	“Japan Term” means a period of six (6) years, commencing on the date of the first commercial sale into the Japanese market by S&N of Japan Acticoat Product to an end user, arms-length party; and

(b)	“Japan Acticoat Product” means any and all Acticoat Product and any Improvements (as defined in the Japanese Distribution Agreement) thereto which S&N is permitted to use, distribute, market, promote and/or sell in Japan and its territories pursuant to the License and Development Agreement purely and only as a result of the termination of the Japanese Distribution Agreement and the expansion of the S&N Field as a result thereof, by reason of the field specified in the Japanese Distribution Agreement no longer constituting an Excluded Use to the S&N Field in the License and Development Agreement.

NUCRYST Pharmaceuticals Corp.	NUCRYST Pharmaceuticals Inc.
10102–114 Street	50 Audubon Road, Suite B
Fort Saskatchewan, AB T8L 3W4 Canada	Wakefield, MA 01880 USA
Telephone: 780-992-5500 Fax: 780-992-5501	Telephone: 781-224-1444 Fax: 781-246-6002

2.	Except to the extent otherwise provided in this letter agreement, the provisions of the License and Development Agreement shall govern and apply to the use, marketing, promotion, distribution and sale of Japan Acticoat Product. For greater certainty, upon the termination of the Japanese Distribution Agreement Section 1.1.16.14 of the License and Development Agreement shall (as specified therein) no longer apply and, as a result; not only will the definition of Excluded Uses be modified, but there will be resulting modifications for definitions such as Field which reference Excluded Uses. As a consequence, the license grant by Westaim to S&N in Section 2.1 of the License and Development Agreement will include Japan Acticoat Product. Further, upon termination of the Japanese Distribution Agreement, the provisions of Section 5.5.1.1.2, and Sections 5.5.1.2, 5.5.1.4 and 5.5.1.5 (as those sections relate to Japan and the reference to Japanese product) of the License and Development Agreement shall no longer apply.

3.	As specified in the License and Development Agreement, T.J. Smith & Nephew Limited shall pay from the United Kingdom to Nucryst Pharmaceuticals Inc. (formerly, Westaim Biomedical Inc.) in the United States the Distribution Royalty on the Net Sales of Japan Acticoat Product. In addition, during the Japan Term, unless Westaim elects otherwise in accordance with paragraph 4 below, the Distribution Royalty payable on Net Sales of Japan Acticoat Product shall be increased in accordance with the provisions of Section 6.2 of the License and Development Agreement except that:
(a)	Japan Acticoat Product shall be treated separately (i.e., without reference to the rest of world Product sales), for purposes of calculating any increase in the Distribution Royalty under Section 6.2 of the License and Development Agreement; and

(b)	the maximum increase of [***] (to an aggregate maximum Distribution Royalty of [***]) as specified in Section 6.2.1 of the License and Development Agreement shall not apply.
Further, in the event that, during a given calendar quarter, the Net Sales for the volume and mix of Japan Acticoat Product sold is equal to or greater than [***] of the Net Sales of the equivalent volume and mix of Acticoat Product in the rest of the world, then the Distribution Royalty payable on the Net Sales of Japan Acticoat Product shall be increased to the greater of [***] or the amount that would otherwise be payable as a result of the increase in the Distribution Royalty as set forth in the immediately preceding portion of this paragraph 3.

4.	Westaim may elect, in its sole discretion, on a quarterly basis during the Japan Term, to forego its rights to the separate increase in the Distribution Royalty as set forth in paragraph 3 above and instead include the sale of Japan Acticoat Product in the rest of the world sales such that such sale is included with all other sales of Product for purposes of Section 6.2 of the License and Development Agreement.

5.	For greater certainty, all sales of Japan Acticoat Product shall be counted towards both the calculation of all sales milestones for purposes of Section 6.5 of the License and Development Agreement and the calculation of Net Sales for the purpose of determining Product Sales required by Schedule D pursuant to Section 5.3.2 of the License and Development Agreement.

6.	S&N shall pursue, in accordance with Sections 4.2, 4.3, 4.5 and 4.6 of the License and Development Agreement, the regulatory approvals needed to distribute, market, promote and sell the Japan Acticoat Product in Japan (and pay all costs associated therewith) and the marketing, promotion and sale of such product in Japan.

7.	For greater certainty, upon expiration of the Japan Term, paragraphs 3 and 4 of this letter agreement shall cease to apply as a modification to the terms of the License and Development Agreement.

8.	Except as amended by this letter agreement, the License and Development Agreement shall remain in full force and effect.
This letter agreement shall come into effect from and after the date hereof. The termination of the Japanese Distribution Agreement shall be evidenced by a termination agreement with respect thereto executed and delivered by Westaim and Century Medical, Inc.
Please execute the duplicate copy of this letter agreement signifying your agreement with the above.
Sincerely,

NUCRYST Pharmaceuticals Corp.		Smith & Nephew, Inc.
(formerly, Westaim Biomedical Corp.)

Per:	/s/ Scott H. Gillis	Per:	/s/ David A. Trollope

Scott H. Gillis
President

Per:	/s/ Barry M. Heck	Per:	/s/ Stephen Lang

Barry M. Heck
Vice President, Corporate Development

NUCRYST Pharmaceuticals Inc.		T. J. Smith & Nephew Limited
(formerly, Westaim Biomedical Inc.)

Per:	/s/ Scott H. Gillis	Per:	/s/ David A. Trollope

Scott H. Gillis
President

Per:	/s/ Barry M. Heck	Per:	/s/ Stephen Lang

Barry M. Heck
Vice President, Corporate Development